April 18, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 Ross Stores, Inc. Annual Meeting of Stockholders, which will be held at 1:00 p.m. on Thursday, May 19, 2005 at the Company’s corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.  If you will need special assistance at the meeting, please contact Ms. Judy Wirzberger, Finance Department, Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050, (925) 965-4514, at least 10 days before the meeting.

Please see the following page for the different methods available to you for voting your proxy.  We would appreciate you submitting your proxy vote as soon as possible so that your shares will be represented at the meeting.

Thank you for your commitment to Ross Stores and for your cooperation in returning your proxy without delay.

Sincerely,

ROSS STORES, INC.

Michael Balmuth Vice-Chairman, President and Chief Executive Officer

VOTING METHODS

The accompanying Proxy Statement describes proposals that are being submitted for a vote by stockholders at the Ross Stores, Inc. 2005 Annual Meeting to be held on May 19, 2005.  If you are a stockholder of record of Ross Stores, Inc. as of March 25, 2005, you have the right to vote your shares, and may elect to do so, through the internet, by telephone or by mail.  You may also revoke your proxy at any time before the Annual Meeting.  Please help us save time and postage costs by voting through the internet or by telephone. Each method is generally available 24-hours-a–day, seven days a week and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

	a.	Go to the web site at www.proxyvote.com 24-hours-a-day, seven days a week.
	b.	Enter the series of numbers that appears in the proxy card box, just below the perforation.
	c.	Follow the simple instructions.

2.	BY TELEPHONE

	a.	On a touch-tone telephone, call toll-free 1-877-PRX-VOTE (1-877-779-8683) 24- hours-a-day, seven days a week.
	b.	Enter the series of numbers that appears in the proxy card box, just below the perforation.
	c.	Follow the simple recorded instructions.

3.	BY MAIL (Do not mail the proxy card if you are voting by internet or telephone.)

	a.	Mark your selections on the proxy card.
	b.	Date and sign your name exactly as it appears on your proxy card.
	c.	Mail the proxy card in the enclosed postage-paid envelope.

If you hold your shares via a stock certificate registered in your name with Bank of New York, the Company’s transfer agent, or if your shares are held in the name of a bank, broker or other holder of record, you will receive separate instructions from Bank of New York or the holder of record that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

ROSS STORES, INC.

Notice of Annual Meeting of Stockholders
to be Held May 19, 2005

To the Stockholders:

Please take notice that the Annual Meeting of the Stockholders of Ross Stores, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 19, 2005 at 1:00 p.m. PDT, at the Company’s corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050,  for the following purposes:

1.	To elect three Class I directors for a three-year term.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending January 28, 2006.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on March 25, 2005 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.  For ten days prior to the Annual Meeting, a complete list of stockholders of record entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

By order of the Board of Directors,

John G. Call Corporate Secretary

April 18, 2005

PRINTED ON RECYCLED PAPER

PROXY STATEMENT

2005 ANNUAL STOCKHOLDERS MEETING

ROSS STORES, INC.
4440 Rosewood Drive
Pleasanton, California 94588-3050
(925) 965-4400

PROXY SOLICITATION

The accompanying Proxy is solicited by the Board of Directors of Ross Stores, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 19, 2005 at 1:00 p.m. PDT, or any adjournment thereof (the “Annual Meeting”), at which stockholders of record at the close of business on March 25, 2005, are entitled to vote.  The Annual Meeting will be held at the Company’s corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

The date of this Proxy Statement is April 18, 2005, the date on which this Proxy Statement and the accompanying Proxy were first sent or given to stockholders.  The Annual Report to Stockholders for the fiscal year ended January 29, 2005, including financial statements, is enclosed with this Proxy Statement.

The purpose of this Proxy Statement is to provide the Company’s stockholders with certain information regarding the Company and its management and to provide summaries of the matters to be voted upon at the Annual Meeting.  The stockholders will be asked to elect three Class I directors to serve a three-year term, to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending January 28, 2006, and to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Company had outstanding, on March 25, 2005, 147,734,643 shares of common stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting.  Each stockholder is entitled to one vote for each share of stock held.  The Company’s Bylaws provide that a majority of all shares entitled to vote, whether present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  For ten days prior to the Annual Meeting, the Company’s stockholder list will be available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at the Company’s corporate offices located at 4440 Rosewood Drive, Pleasanton, California 94588-3050.

Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it, by presenting at the meeting a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of March 1, 2005 (except for the institutional investors as noted in footnote (2)) regarding the ownership of the common stock of the Company by (i) all persons who, to the knowledge of the Company, were the beneficial owners of more than 5% of the outstanding shares of common stock of the Company, (ii) each director and each of the executive officers named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group.  Common stock is the only issued and outstanding equity security of the Company.

Name of Beneficial Owner and the Directors and Executive Officers	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock Outstanding

FMR Corp. 82 Devonshire Street Boston, MA 02109	16,431,649	(2)	11.1%
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	15,338,000	(2)	10.4%
Wellington Management Company LLP 75 State Street Boston, MA 02109	14,088,380	(2)	9.5%
Vanguard Windsor Funds 100 Vanguard Boulevard Malvern, PA 19355	10,425,900	(2)	7.1%
Michael Balmuth	883,642	(3)	*
K. Gunnar Bjorklund	15,056	(4)	*
Michael J. Bush	63,901	(5)	*
Norman A. Ferber	51,333	(6)	*
Sharon D. Garrett	55,333	(7)	*
Stuart G. Moldaw	46,313	(8)	*
George P. Orban	1,380,729	(9)	*
Donald H. Seiler	588,013	(10)	*
Lisa Panattoni	106,272	(11)	*
Irene A. Jamieson	433,832	(12)	*
Michael K. Kobayashi	66,596	(13)	*
All executive officers and directors as a group (23 persons, including the executive officers and directors named above)	5,735,196	(14)	3.8%

*Less than 1%

(1)

To the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2)

Information is as of December 31, 2004 and is based upon Schedule 13G filings made with the Securities and Exchange Commission.  Wellington Management Company LLP and Vanguard/Windsor Funds, Inc. share beneficial ownership interest in some or all of the listed shares.  Capital Research and Management Company has disclaimed beneficial ownership of some or all of the listed shares pursuant to Rule 13d-4.

(3)

Mr. Balmuth.  Includes options to purchase 480,000 shares of the Company’s common stock exercisable within 60 days of March 1, 2005.  Also includes 400,000 shares of the Company’s common stock that were granted under the Company’s 1988 Restricted Stock Plan and remain subject to vesting.

(4)	Mr. Bjorklund. Represents options to purchase 15,056 shares of the Company’s common stock exercisable within 60 days of March 1, 2005.

(5)	Mr. Bush. Includes options to purchase 55,333 shares of the Company’s common stock exercisable within 60 days of March 1, 2005.

(6)	Mr. Ferber. Represents options to purchase 51,333 shares of the Company’s common stock exercisable within 60 days of March 1, 2005.

(7)	Ms. Garrett. Represents options to purchase 55,333 shares of the Company’s common stock exercisable within 60 days of March 1, 2005.

(8)	Mr. Moldaw. Represents options to purchase 46,313 shares of the Company’s common stock exercisable within 60 days of March 1, 2005.

(9)

Mr. Orban.  Includes 1,196,691 shares held in the name of Orban Partners and 68,705 shares held indirectly by Mr. Orban for his minor children.  Mr. Orban, a director of the Company, is a general partner and managing partner of Orban Partners.  Also includes options to purchase 67,333 shares of the Company’s common stock exercisable within 60 days of March 1, 2005.

(10)	Mr. Seiler. Includes options to purchase 11,333 shares of the Company’s common stock exercisable within 60 days of March 1, 2005.

(11)

Ms. Panattoni.  Includes options to purchase 5,261 shares of the Company’s common stock exercisable within 60 days of March 1, 2005.  Also includes 101,011 shares of the Company’s common stock that were granted under the Company’s 2004 Equity Incentive Plan and remain subject to vesting.

(12)

Ms. Jamieson.  Includes options to purchase 247,000 shares of the Company’s common stock exercisable within 60 days of March 1, 2005 and 71,344 shares of the Company’s common stock that were granted under the Company’s 1988 Restricted Stock Plan and remain subject to vesting.

(13)

Mr. Kobayashi.  Includes options to purchase 5,400 shares of the Company’s common stock exercisable within 60 days of March 1, 2005.  Also includes 61,196 shares of the Company’s common stock that were granted under  the Company’s 2004 Equity Incentive Plan and remain subject to vesting.

(14)

Includes 1,979,102 shares subject to outstanding options held by directors and executive officers, which were exercisable on March 1, 2005 or within 60 days thereof.  Also includes 1,483,997 shares of the Company’s common stock granted to executive officers under the Company’s 1988 Restricted Stock Plan or 2004 Equity Incentive Plan, all of which remain subject to vesting.

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS

The Certificate of Incorporation and the Bylaws of the Company provide that the number of members of the Board of Directors of the Company (the “Board”) may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible.  The term of office of each class of directors is three years and the terms of office of the three classes overlap.  The Board currently consists of nine members, and there is one vacancy in Class III.

The terms of the three Class I directors will expire on the date of the upcoming Annual Meeting.  Accordingly, three persons are to be elected to serve as Class I directors of the Board of Directors at the meeting.  Management’s nominees for election by the stockholders to serve as members of Class I of the Board are the incumbent Class I directors.  If elected, the nominees will serve as directors until the Annual Meeting of Stockholders in 2008 and until their successors are elected and qualified.  If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as Management may designate.  Proxies cannot be voted for more than three nominees.

The following table indicates the name, age, business experience, principal occupation and term of office of each nominee and of each director of the Company whose term of office as a director will continue after the Annual Meeting.

	Principal Position During Last Five Years	Age	Director Since

Nominees for Election as Class I Directors with Terms Expiring in 2008

Stuart G. Moldaw	Consultant to the Company. Chairman Emeritus of the Company since March 1993. From August 1982 until March 1993, Chairman of the Board and, from February 1987 until January 1988, Chief Executive Officer of the Company. Chairman Emeritus of Gymboree Corporation since June 2002, from January 1994 to June 2002 Chairman of the Board of Gymboree, and Chief Executive Officer from February 2000 to February 2001. Until February 1990, general partner of U.S. Venture Partners.	78	1982

George P. Orban	Managing partner of Orban Partners, a private investment Company, since May 1984. Chairman of the Board of Egghead.com, Inc. from January 1997 to August 2001, and Chief Executive Officer from January 1997 to November 1999.	59	1982

Donald H. Seiler	Founding Partner of Seiler & Company since 1957. Mr. Seiler is a Certified Public Accountant. Director of Greater Bay Bancorp.	76	1982

	Principal Position During Last Five Years	Age	Director Since

Incumbent Class II Directors with Terms Expiring in 2006

Michael Balmuth	Vice Chairman of the Board and Chief Executive Officer of the Company since September 1996; President since February 2005; from July 1993 through August 1996, Executive Vice President, Merchandising; and from November 1989 through June 1993, Senior Vice President, Merchandising.	54	1996

K. Gunnar Bjorklund	Managing Director, General Partner of Sverica International, since 1991. From 1987 to 1990, Director, Corporate Strategic Planning for American Express Company. Management Consultant with McKinsey & Company from 1985 to 1987.	45	2003

Sharon D. Garrett	Executive Vice President, Enterprise Services, PacifiCare Health Systems since 2002. Chief Executive Officer of Zyan Communications from April 2000 to November 2000. Senior Vice President and Chief Information Officer of The Walt Disney Company from 1989 to 2000. From 1986 to 1989, Deputy Director of UCLA Medical Center. Chief Operating Officer – U.S. Operations for Porton International from 1984 to 1986.	56	2000

Incumbent Class III Directors with Terms Expiring in 2007

Michael J. Bush	President and Chief Executive Officer of Hub Distributing, Inc. since December 2003; President and Chief Executive Officer of Bally, North America, Inc. and a member of the Board of Directors of Bally International AG from September 2000 to March 2002; Executive Vice President, Chief Operating Officer and Director of Movado, Inc. from 1995 to 2000; Senior Vice President of Strategic Planning and Marketing of the Company from 1991 to 1995; Senior Consultant at Bain & Co. from 1985 to 1991.	44	2001

Norman A. Ferber	Consultant to the Company since September 1996. Chairman of the Board since March 1993; Chief Executive Officer of the Company from March 1993 through August 1996; President and Chief Executive Officer from January 1988 to March 1993; President and Chief Operating Officer from February 1987 to January 1988. Prior to February 1987, Mr. Ferber was Executive Vice President, Merchandising, Marketing, and Distribution of the Company.	56	1987

During fiscal 2004, the Board held seven meetings.  No member of the Board, while serving in such capacity, attended fewer than 75% of the total number of Board meetings and applicable Committee meetings held during the year.  The Board of Directors has determined that Ms. Garrett and Messrs. Bjorklund, Bush, Orban, and Seiler are each an independent director for purposes of the applicable NASDAQ listing standards.

The Company has standing audit, compensation and nominating committees.  The Board has adopted written charters for each of these committees, which are posted on the Company’s website, http://www.rossstores.com.  The Board has also adopted a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, which also are posted on the same website.

Audit Committee.  The members of the Audit Committee during fiscal 2004 were Messrs. Seiler and Bush and Ms. Garrett.  Each of the members of the Audit Committee is independent for purposes of the NASDAQ listing standards as they apply to audit committee members. Mr. Seiler, the Audit Committee Chairman, is a Certified Public Accountant and the Board has determined that he is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission.  The functions of the Audit Committee include retaining the Company’s independent auditors, reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and approving any fee arrangements with the auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing the Company’s critical accounting policies and reviewing and approving related party transactions.  The Audit Committee held eight meetings during the 2004 fiscal year.   The functions and activities of the Audit Committee are further described below under the heading Board of Directors Audit Committee Report.

Compensation Committee.  The members of the Compensation Committee during fiscal 2004 were Messrs. Orban and Bjorklund, each of whom is independent for purposes of the NASDAQ listing standards.  The Committee held three meetings during fiscal 2004.  The Compensation Committee is responsible for establishing and administering the policies that govern the compensation of all executive officers of the Company, including the Chief Executive Officer, and the fees and equity compensation of the members of the Board of Directors.  The Compensation Committee evaluates the performance of the executive officers and determines their cash and equity compensation levels.  The Committee is also responsible for administering and determining the performance goals under the Company’s 2004 Equity Incentive Plan, administering the Employee Stock Purchase Plan, and administering and determining the performance goals under the Incentive Compensation Plan.

Nominating Committee.  The members of the Nominating Committee during fiscal 2004 were Ms. Garrett and Messrs. Bjorklund, Bush, Orban and Seiler.  Each of the members of the Nominating Committee is independent for purposes of the NASDAQ listing standards.  The Nominating Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations to the full Board concerning such candidates.  The Committee held one meeting during fiscal 2004.

Policy and Procedure for Director Nomination

The Nominating Committee is responsible for reviewing the qualifications, independence and skill of all candidates for election to the Board of Directors.  When there is a vacancy on the Board of Directors, the Nominating Committee is responsible for evaluating candidates to fill such vacancy.  The Nominating Committee has a policy with regard to the assessment of director candidates, including candidates recommended by stockholders. This assessment generally will include consideration of criteria including those listed below:

(i)	personal and professional integrity, ethics and values;
(ii)

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

(iii)	relevant business experience, at a senior management level, preferably in a retail or related industry;
(iv)	experience as a board member of another publicly held company;
(v)	academic expertise in an area of the Company’s operations;
(vi)	practical and mature business judgment, including the ability to make independent analytical inquiries;
(vii)	whether the nominee is “independent” for purposes of Securities and Exchange Commission rules and The NASDAQ Stock Market listing standards applicable to the Company; and
(viii)	other qualifications and characteristics the Committee believes are pertinent.

The Nominating Committee will consider director candidates recommended by stockholders of the Company, based on the same criteria that would apply to candidates identified by a Committee member.  There are no specific, minimum qualifications that have been formulated by the Nominating Committee that must be met by a Nominating Committee-recommended nominee.  The Nominating Committee believes that it is desirable for a majority of the Company’s directors to satisfy the definition of independence for purposes of the applicable NASDAQ listing standards, and for at least one director to possess the attributes necessary to be an “audit committee financial expert.”

Any stockholder who wishes to recommend a director candidate must submit the recommendation in writing to the Company at its principal executive offices, to the attention of the Nominating Committee, not later than 120 calendar days before the one year anniversary of the Company’s mailing of its prior year’s Proxy Statement to stockholders.  A stockholder recommending a person as a director candidate may be requested by the Nominating Committee to provide further information for purposes of evaluating the candidate and for the purpose of providing appropriate disclosure to stockholders.

Stockholder Communications with the Directors

The Board has adopted a process for stockholders to communicate with the Board and/or with individual directors.  Stockholders may address such communications in writing to the Chairman of the Board, or to any individual director(s), c/o of Ross Stores, Inc., 4440 Rosewood Drive, Pleasanton, California 94588-3050.  Communications from stockholders to one or more directors will be collected and organized by the Company’s Corporate Secretary under procedures approved by the independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s), as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently.  The Corporate Secretary may, in his or her discretion, not forward correspondence if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.  If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

Director Attendance at Annual Stockholder Meeting

The Company typically schedules a Board meeting in conjunction with the Annual Stockholder Meeting.  The Company expects, but does not require, that all directors will attend, absent a valid reason, such as a schedule conflict.  Last year, all nine members of the Board of Directors attended the Annual Meeting.

Biographical information concerning the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005.

ROSS STORES, INC.
BOARD OF DIRECTORS AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of both its internal and independent auditors.  The Audit Committee is also responsible for the selection of the Company’s independent auditors.  The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors.  Each Committee member is independent as defined by the applicable NASDAQ listing standards.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  The Company’s independent auditors are responsible for auditing those financial statements.  Our responsibility is to monitor and review these processes.  We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

In this context, we held eight meetings during fiscal 2004.  The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP (“Deloitte”).  We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits.  We met with the internal and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 29, 2005 with management and Deloitte.

We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“Communication with Audit Committees”).

The Company’s independent auditors also provided to us the written disclosures and a letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and we discussed with the independent auditors their independence from the Company.  When considering Deloitte’s independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence.  We also reviewed, among other things, the fees paid to Deloitte for audit and non-audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended January 29, 2005 be included in the Company’s Annual Report on Form 10-K.  We also selected Deloitte as the Company’s independent auditors for the fiscal year ending January 28, 2006.

Summary of Audit, Audit-Related, Tax and All Other Fees

The Audit Committee reviews and approves all proposed audit and non-audit engagements and related fees of Deloitte.  In addition, any audit and non-audit fees for newly proposed professional services that arise during the year, or changes to previously approved fees and work, are reviewed and approved in advance of commencement of such services by the Audit Committee at their regularly scheduled meetings throughout the fiscal year.  Should a situation arise that requires approval between meetings, the Audit Committee has delegated authority to its Chairman to authorize such pre-approval and report on same at the following regularly scheduled meeting.

The following table summarizes the aggregate fees billed by Deloitte for professional services to the Company rendered during fiscal 2004 and 2003.

Fees	Fiscal Year 2004	Fiscal Year 2003

Audit Fees	$1,096,000	$459,000
Audit-Related Fees	205,000	89,000
Tax Fees
Tax Compliance Fees	568,000	666,000
Other Tax Services	340,000	1,119,000
All Other Fees	1,304,000	12,769,000
Total Fees	$3,513,000	$15,102,000

Audit Fees in fiscal 2004 and 2003 included fees related to the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in Quarterly Reports on Form 10-Q and Sarbanes-Oxley compliance services.  Audit-Related Fees were for consultation on accounting standards or transactions and audits of employee benefit plans and Sarbanes-Oxley advisory services.  Tax Fees were for tax-related services, including tax compliance services (preparation of the Company’s tax returns and tax representation services), and other tax services (research and assistance with tax matters, performance of a strategic tax review, and assistance with other tax-related issues).  All Other Fees were primarily for professional services rendered by Deloitte Consulting, an entity separate from but affiliated with Deloitte, during the first quarter of 2004 and during fiscal 2003 in connection with the implementation of new merchandising, warehousing and store information technology systems and the business process changes associated with this effort.  All of the services reflected in the table were pre-approved by the Audit Committee.

The information systems work performed for the Company by Deloitte Consulting was a significant, multi-year project that was contracted for in early 2002, prior to the adoption of the Sarbanes-Oxley Act and related Securities and Exchange Commission (“SEC”) rules, which subsequently imposed significant limitations on the use by a public company of its independent audit firm to perform various consulting services, due to the potential for conflicts of interest. The SEC rules continue to permit the use of such firms for certain types of consulting work, provided the work is pre-approved by the Company’s audit committee.  In February 2002, prior to the approval and commencement of the information systems consulting work with Deloitte Consulting, the Audit Committee undertook a review of the relationship of Deloitte Consulting to Deloitte, and the potential effect of this consulting project on the independence of Deloitte.  As part of that review process, Deloitte advised the Company and the Audit Committee that Deloitte Consulting planned to separate from Deloitte as soon as practicable.  The Company and the Audit Committee were also assured that, in the interim, Deloitte Consulting was already a separate entity from Deloitte, not sharing employees, leadership, or profits.  In particular, the Audit Committee was advised that there has been no monetary exchange between Deloitte and Deloitte Consulting as a result of these non-audit services.  At that time, it was decided to engage Deloitte Consulting for the project, with an expected implementation period from 2002 through early 2004.

In late March 2003, Deloitte and Deloitte Consulting advised the Company and publicly announced that they had abandoned their plans to separate.  Based on this new information, the Audit Committee determined that it needed to reevaluate the Company’s relationship with both Deloitte and Deloitte Consulting.  Based on that review and reevaluation, the Audit Committee determined that the relationship with Deloitte and Deloitte Consulting did not jeopardize the independence of the independent auditors.  In addition, based on the critical nature of the information systems implementation work already in process with Deloitte Consulting, the Committee determined that changing consulting firms for this work before its completion would significantly increase the risk of not being able to successfully complete the project.  After a thorough review of the facts, and upon receiving concurrence from both outside and inside legal counsel, the Audit Committee determined that it was in the Company’s best interest to complete the engagement with Deloitte Consulting.  All Deloitte Consulting work was completed prior to May 6, 2004, in compliance with the transition period allowed under the Sarbanes-Oxley Act and SEC rules.

Going forward, the Audit Committee expects that the Company will not engage Deloitte Consulting for any future consulting services as long as it remains associated with Deloitte and as long as Deloitte remains the Company’s independent auditors.

Deloitte has confirmed to the Audit Committee that the non-audit consulting work described above has not jeopardized the independent status of Deloitte in their audit of the Company’s financial statements for the year ended January 29, 2005.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

Donald H. Seiler, Chairman
Michael J. Bush
Sharon D. Garrett

COMPENSATION AND OTHER TRANSACTIONS
WITH OFFICERS AND DIRECTORS

ROSS STORES, INC.
BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”), which consists of two independent outside directors, establishes and administers the policies that govern the compensation of all executive officers of the Company.  The Committee considers the performance of the executive officers and makes determinations concerning their compensation levels.

Compensation Philosophy

The Company’s compensation policies aim to align the financial interests of the Company’s management with those of its stockholders.  The Company’s executive compensation philosophy seeks also to integrate executive pay with the long-term strategic objectives of the Company, recognize individual initiative and achievements, and assist the Company in attracting, motivating and retaining a group of high-performing executives.

Compensation for the Company’s executive officers, including the executive officers named in the Summary Compensation Table, consists of the following elements:  base salary, annual incentive bonus and equity awards in the form of restricted stock grants and stock option grants, and other benefits typically offered to corporate executives.  Prior to May 2004, equity awards were made under the 1988 Restricted Stock Plan, the 1992 Stock Option Plan and the 2000 Equity Incentive Plan (“Prior Option Plans”).  In May 2004, the Company’s stockholders approved a proposal that replaced the Prior Option Plans and the 1988 Restricted Stock Plan with an omnibus equity plan known as the 2004 Equity Incentive Plan.

A majority of the total potential compensation for the Company’s executive officers is in the form of annual incentive bonuses under the Incentive Compensation Plan and stock plan awards that may vary according to the Company’s achievement of its strategic objectives, in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee.  The Committee believes that the components of the total compensation program for executives outlined in this report work together to enable the Company to attract, motivate and retain the executive talent necessary to successfully execute the Company’s strategies over the long term in a challenging retail environment.

Section 162(m) of the Internal Revenue Code of 1986

It is the Committee’s policy to seek to qualify executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986 to the extent consistent with the Company’s overall objectives in attracting, motivating and retaining its executives.  The Committee has reviewed the Company’s executive compensation structure in light of the current tax law.  The Committee believes that compensation resulting from stock option grants made under the Prior Option Plans or the 2004 Equity Incentive Plan will be fully deductible when an option is exercised.  The Committee also believes that payments under the Incentive Compensation Plan will be fully deductible.  Sign-on bonuses, guaranteed bonuses and certain other cash compensation costs related to the hiring of executive officers may not be fully deductible to the extent that, when added to other non-exempt compensation for a particular executive, they exceed $1 million paid to the Chief Executive Officer or any of the four other highest compensated officers in any tax year.  Non-performance-based restricted stock awards made under the 2004 Equity Incentive Plan or the 1988 Restricted Stock Plan also do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the share value upon vesting of restricted stock, when added to other non-exempt compensation for a particular executive, exceeds the $1 million limit in any tax year.

Executive Officers’ 2004 Compensation

Salary.  Base salaries for executive officers are initially determined by competitive requirements to recruit the executive.  Salaries are then reviewed annually with recommended adjustments made based upon competitive market information relating to salary levels, the individual performance of each executive officer and his/her relative contribution in achieving the Company’s strategic goals.  During 2004, the average increase in base salaries for all executive officers as a group was 4.5%.

Annual Incentive Bonus.  The Company’s Incentive Compensation Plan was originally adopted by the Board of Directors effective May 1987, and was most recently approved by the Company’s stockholders in 2001.  The Incentive Compensation Plan is designed to allow management to share in the Company’s success based on the Company’s attainment of specified target levels of pre-tax earnings.  At the commencement of each fiscal year, the Committee determines the incentive awards payable at target levels of pre-tax earnings that may be achieved by the Company.  Such awards are expressed as a percentage of year-end base salary and are payable in the form of cash bonuses after fiscal year-end pursuant to this formula, subject to an overriding limitation on the maximum dollar amount that may be paid to any participant.  Potential awards now range from 0% to 150% of executive officers’ base salaries, based on the actual level of pre-tax earnings achieved each year relative to the targeted goal, as well as the position of the executive officer.

The Incentive Compensation Plan for Fiscal 2004 provided for awards to executive officers that, at the targeted pre-tax earnings goal, ranged from 55% to 75% of base salary.  During fiscal 2004, the Company’s results were below the targeted pre-tax earnings goal and also below the threshold at which any payment under the Plan would be made.  As a result, there were no payments made under the Plan for fiscal 2004 to any executive officer.  Actual awards over the last three fiscal years have ranged from 0% to 101% of executive officers’ base salaries as a group.

Stock Award Programs.  In fiscal year 2004, the Company’s executive officers were eligible for restricted stock awards and stock option grants under the 2004 Equity Incentive Plan, the 1988 Restricted Stock Plan and the Prior Option Plans (the “Equity Plans”). Restricted stock awards and stock option grants under the Equity Plans are executive compensation vehicles that have two important objectives: (i) to align the financial interests of the Company’s stockholders and the executive officers by providing incentives that focus management’s attention on the successful long-term strategic management of the business and appreciation in stockholder value; and (ii) to recruit, motivate and retain a high-performing group of senior and middle managers.

The Committee approves the granting of restricted stock and stock option awards to executive officers under the Equity Plans.  The levels of stock option awards granted to executive officers under the Equity Plans is based on the following factors: the executive officer’s position, past and expected future contributions to the achievement of the Company’s strategic objectives, existing stock ownership position and the level of previous stock awards.  The levels of restricted stock awards granted to executive officers under the Equity Plans are determined primarily by the retentive value of the grant necessary to retain key executives over the long term and to protect the Company against outside offers of employment to key individuals, as well as the factors listed for stock option awards.  The officers must satisfy vesting requirements in order to retain their stock.

All stock option awards are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  These awards provide value to the executive officers only when and to the extent that the value of the Company’s common stock appreciates over the value on the date of grant.  All stock option awards made in fiscal 2004 to executive officers under the Equity Plans have a term of ten years and generally vest monthly in progressively increasing annual increments over a three or four year period.

Chief Executive Officer’s 2004 Compensation

A majority of the total potential compensation for Michael Balmuth, the Company’s Chief Executive Officer, is in the form of an annual incentive bonus and stock plan awards that may vary in value according to the Company’s achievement of its strategic objectives.

Salary.  Mr. Balmuth’s base salary is established by the terms of his employment agreement entered into with  the Company effective May 31, 2001, and most recently amended effective March 17, 2005.  This employment agreement, as amended, extends through January 29, 2009, unless earlier extended, renegotiated or terminated by the parties.  As of January 30, 2003, the agreement provided for an annual base salary of not less than $915,035.  In March 2005, his employment agreement was amended, and his base salary was increased to $986,044.  Mr. Balmuth’s 2004 annual base salary of $986,044 represented an increase of 4.3% over his 2003 base salary of $945,035.  (See “Employment Contracts, Termination of Employment and Change In Control Arrangements” for further discussion of Mr. Balmuth’s employment agreement.)

Bonus.  The annual incentive bonus portion of Mr. Balmuth’s compensation was based on the Company’s achievement of targeted pre-tax earnings, as established by the Committee.  During fiscal 2004, the Company’s results were below the targeted pre-tax earnings goal and also below the minimum threshold at which a bonus would be paid under the Plan.  As a result, Mr. Balmuth did not receive a bonus for 2004.

Stock Awards.  Mr. Balmuth did not receive any stock awards during fiscal 2004.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
COMPANY’S BOARD OF DIRECTORS

George P. Orban, Chairman
K. Gunnar Bjorklund

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation paid or accrued by the Company for the 2004, 2003 and 2002 fiscal years to or on behalf of the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of the end of the 2004 fiscal year (the “Named Executive Officers”).

	Annual Compensation							Long-Term Compensation Awards

Name and Principal Position	Year	Salary (1) ($)		Bonus (2) ($)		Other Annual Compensation ($)		Restricted Stock Awards (3) ($)		Securities Under- lying Options (#)	All Other Compen- sation (4) ($)

Michael Balmuth Vice Chairman, President & Chief Executive Officer	2004 2003 2002	$ $ $	983,544 935,997 912,534	$ $ $	0 887,010 1,070,234	$ $ $	54,249 34,396 48,416	$ $ $	0 0 7,724,000	0 0 800,000	$ $ $	6,673 8,100 8,000
James C. Peters (5) Former President & Chief Operating Officer	2004 2003 2002	$ $ $	886,301 857,050 826,172	$ $ $	0 806,774 969,223	$ $ $	15,058 21,238 17,334	$ $ $	0 0 5,000,008	0 0 522,740	$ $ $	8,300 8,100 8,000
Lisa Panattoni (6) Senior Vice President & General Merchandise Manager	2004 2003 2002	$ $ $	43,750 0 0	$ $ $	1,500,000 0 0	$ $ $	0 0 0	$ $ $	2,800,025 0 0	126,263 0 0	$ $ $	0 0 0
Irene A. Jamieson Senior Vice President & General Merchandise Manager	2004 2003 2002	$ $ $	514,872 486,598 465,250	$ $ $	100,000 472,212 504,824	$ $ $	9,391 19,002 7,723	$ $ $	0 500,036 324,984	0 24,000 26,000	$ $ $	8,924 7,954 6,178
Michael K. Kobayashi (7) Senior Vice President & Chief Information Officer	2004 2003 2002	$ $ $	62,500 0 0	$ $ $	500,000 0 0	$ $ $	0 0 0	$ $ $	1,700,025 0 0	97,193 0 0	$ $ $	0 0 0

(1)

Includes all payments of salary and deferred compensation consisting of employee contributions to the Ross Stores, Inc. Employees’ Profit Sharing Retirement Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “401(k) Plan”) and the Ross Stores, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), described in footnote 4 below.

(2)

Includes all payments made to those executive officers listed in the above table under the Company’s Incentive Compensation Plan as described in the Compensation Committee Report on Executive Compensation above. During fiscal 2004, sign-on bonuses were paid outside of the Incentive Compensation Plan to Ms. Panattoni and Mr. Kobayashi in the amount of $1,500,000 and $500,000, respectively.  Additionally, a bonus was paid outside of the Incentive Compensation Plan to Irene Jamieson in the amount of $100,000.

(3)

Under the terms of his Restricted Stock Agreement, dated January 30, 2003, Mr. Balmuth was granted 400,000 shares that vest as follows:  160,000 shares on October 15, 2005 and 240,000 shares on October 15, 2006.  At January 29, 2005, unvested shares of restricted stock were held by: Mr. Balmuth, 400,000 shares with a market value of $11,152,000; Mr. Peters, 261,370 shares with a market value of $7,286,996; Ms. Panattoni, 101,011 shares with a market value of $2,816,187; Ms. Jamieson, 71,344 shares with a market value of $1,989,071; and Mr. Kobayashi, 61,196 shares with a market value of $1,706,144.  Dividends are payable to all holders of restricted stock at the same rate as paid to all stockholders.

(4)

The Company’s 401(k) Plan provides that eligible employees generally may contribute by authorizing a pre-tax payroll deduction up to the applicable IRS limit.  The Deferred Compensation Plan, in addition to the 401(k) Plan, allows eligible employees to contribute by authorizing a pre-tax payroll deduction of a percentage of their salary and bonus -- up to 100%.  For every dollar up to 3% of salary that an eligible employee contributes through payroll withholding to either the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 3% of compensation for both Plans combined, or statutory limits (whichever is lower), the Company also contributes one dollar.  For every dollar over 3% of salary that an eligible employee contributes through payroll withholding to either the 401(k) Plan or the Deferred Compensation Plan, up to a maximum of 5% of compensation for both Plans combined, or statutory limits (whichever is lower), the Company also contributes fifty cents - or a maximum total matching contribution of 4% of base salary.  The employer contribution for both plans vests immediately. The amounts listed for 2004, 2003 and 2002 for Mr. Balmuth, Mr. Peters and Ms. Jamieson consist of Company contributions made for the account of these executive officers under the Company’s 401(k) Plan and/or the Deferred Compensation Plan.

(5)

Mr. Peters resigned from his position as President and Chief Operating Officer and as a member of the Board of Directors effective February 7, 2005.  See further details under “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

(6)	Ms. Panattoni joined the Company effective January 3, 2005.

(7)	Mr. Kobayashi joined the Company effective December 16, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information with respect to the Named Executive Officers concerning the grant of non-qualified stock options during fiscal year 2004.

	Individual Grants

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employee in Fiscal Year (2)	Exercise or Base Price ($/Sh) (1)	Expiration Date (3)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name and Principal Position

					0%	5%	10%

Michael Balmuth Vice Chairman, President & Chief Executive Officer	0	0%	n/a	n/a	n/a	n/a	n/a
James C. Peters Former President & Chief Operating Officer	0	0%	n/a	n/a	n/a	n/a	n/a
Lisa Panattoni Senior Vice President & General Merchandise Manager	126,263	9.1%	$27.72	1/3/2015	n/a	$2,201,138	$5,578,115
Irene A. Jamieson Senior Vice President & General Merchandise Manager	0	0%	n/a	n/a	n/a	n/a	n/a
Michael K. Kobayashi Senior Vice President & Chief Information Officer	97,193	7.0%	$27.78	12/16/2014	n/a	$1,698,029	$4,303,139

(1)

The options listed above were granted to Ms. Panattoni on January 3, 2005 and Mr. Kobayashi on December 16, 2004.  All option grants have an exercise price equal to the fair market value of the Company’s common stock as determined by the closing price on the grant date.  The stock option grants made in fiscal 2004 to the executive officers listed in the table vest monthly in increments that increase annually over a three-year period from the date of grant.  The Board of Directors has the ability to change the terms of outstanding options.  See “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

(2)

A total of 1,382,517 shares were granted in the form of non-qualified stock options during fiscal 2004 to all employees under the 1992 Stock Option Plan, the 2000 Equity Incentive Plan and the 2004 Equity Incentive Plan.  No incentive stock options were granted during 2004.

(3)

All non-qualified stock option grants made under the 1992 Stock Option Plan, the 2000 Equity Incentive Plan, the 1991 Outside Directors Stock Option Plan and the 2004 Equity Incentive Plan have a term of ten years from the date of grant.

(4)

The dollar amounts under these columns are the result of calculations at 0% and at the assumed 5% and 10% rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.  The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.  No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurably.  A zero percent gain in stock price will result in zero dollar gain for the optionee.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

The following table provides information with respect to the Named Executive Officers concerning the exercise of stock options during fiscal year 2004 and unexercised options held as of the end of fiscal year 2004.

	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable (2)	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/ Unexercisable

Michael Balmuth Vice Chairman, President & Chief Executive Officer	50,000	$956,783	333,333/866,667	$6,001,661/$8,056,339
James C. Peters Former President & Chief Operating Officer	250,800	$5,075,565	736,323/435,617	$13,394,460/$3,811,649
Lisa Panattoni Senior Vice President & General Merchandise Manager	0	0	0/126,263	$0/$20,202
Irene A. Jamieson Senior Vice President & General Merchandise Manager	0	0	242,499/15,501	$3,894,823/$137,621
Michael K. Kobayashi Senior Vice President & Chief Information Officer	0	0	1,350/95,843	$135/$9,584

(1)	The value realized on exercise of the stock option is the difference between the exercise price of the shares purchased and the market price of the shares on the date of exercise.

(2)

The value of unexercised in-the-money options at the end of the fiscal year is calculated by multiplying the number of exercisable and unexercisable in-the-money shares by the difference between the closing price ($27.88) of Ross Stores, Inc.’s common stock on January 28, 2005 (the last trading date of the fiscal year), as reported on the NASDAQ National Market and the exercise price per share of the shares.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total stockholder returns for the Company’s common stock over the last five years with the Standard & Poors 500 Index and the Standard & Poors Retail Composite Index.  The comparison graph assumes that the value of the investment in the Company’s common stock and the comparative indices was $100 on January 31, 2000 and measures the performance of this investment as of the last trading day in the month of January for each of the following five years.  These measurement dates are based on the historical month-end data available and may vary slightly from the Company’s actual fiscal year-end date for each period.  Data with respect to returns for the Standard & Poors indices is not readily available for periods shorter than one month.  The total return assumes the reinvestment of dividends at the frequency with which dividends are paid.  The graph is a historical representation of past performance only and is not necessarily indicative of future returns to stockholders.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG ROSS STORES, INC., S&P 500 INDEX AND S&P RETAIL COMPOSITE INDEX

	INDEXED RETURNS YEARS ENDING

Company / Index	Base Period January 2000	January 2001	January 2002	January 2003	January 2004	January 2005

ROSS STORES INC	100	170	280	309	443	446
S&P 500 INDEX	100	100	85	66	88	93
S&P 500 RETAILING	100	101	109	78	117	134

Compensation of Directors

During fiscal year 2004, directors who were not employees of the Company (“non-employee directors”) received an annual retainer fee of $34,000 (paid quarterly), plus $1,000 for attendance at each Board meeting and $1,250 for attendance at each meeting of the Audit Committee or Compensation Committee of the Board and $1,000 for attendance at each meeting of the Nominating Committee.  In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee received additional annual retainers of $17,000 and $10,000, respectively.  The Nominating Committee met one time in 2004; the Compensation Committee met three times in 2004, and the Audit Committee met eight times in 2004.  For fiscal 2005, non-employee directors will receive an annual retainer of $35,000 (paid quarterly), plus $1,000 for attendance at each Board meeting.  Audit and Compensation Committee members will receive $2,000 for attendance at each committee meeting.  Nominating Committee members will receive $1,000 for attendance at each committee meeting.  If more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee will receive additional annual retainers of $44,000 and $10,000, respectively.  Travel expenses are reimbursed.

Non-employee directors have been eligible to receive stock options granted automatically under the terms of the Company’s 1991 Outside Directors Stock Option Plan through May 2004 and the 2004 Equity Incentive Plan after May 2004.  The 2004 Equity Incentive Plan provides new directors upon joining the Board an initial option for that number of shares equal to $300,000 of value in fiscal 2004, which will increase 3% each fiscal year beginning in 2006.  In addition, the Plan provided for the annual grant of an additional stock option to purchase 8,000 shares on May 20, 2004 to each incumbent non-employee director, followed by annual options for that number of shares equal to $250,000 of value on the date of the annual stockholders meeting in 2005 and on each annual stockholders meeting date thereafter.  During fiscal 2004, each of Messrs. Bush, Ferber, Moldaw, Orban, and Seiler and Ms. Garrett were granted options to purchase 8,000 shares of common stock under the 2004 Equity Incentive Plan on May 20, 2004, with an exercise price of $24.54, which was the closing price of the Company’s common stock as reported on the NASDAQ National Market on that date.

Norman A. Ferber.  Mr. Ferber receives certain compensation pursuant to an Independent Contractor Consultancy Agreement (“Consultancy Agreement”) with the Company that became effective February 1, 2000 and most recently was amended effective February 1, 2005.  The agreement extends through January 31, 2006 (“Consultancy Termination Date”).  While he serves as a consultant to the Company, Mr. Ferber receives a consulting fee of $1,100,000 annually, paid in monthly installments, and has voluntarily declined the annual retainer and meeting fees otherwise payable to non-employee directors.  Mr. Ferber has continued to receive stock option grants under the 1991 Outside Directors Stock Option Plan and the 2004 Equity Incentive Plan.

In the event there is a change in control of the Company, Mr. Ferber would be entitled to continued payment of his then current consulting fee through the Consultancy Termination Date or any extension thereof.  In the event that Mr. Ferber provides consulting services in connection with a change in control, he will receive a single payment of $1,500,000 upon the consummation of the transaction even if the consummation occurs after the Consultancy Termination Date or any extension thereof.  Further, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

Additionally, effective February 1, 2000 the Company entered into a Retirement Benefit Package Agreement (“Benefit Agreement”) with Mr. Ferber.  The Benefit Agreement provides that the Company, or its successor, will provide at no cost to Mr. Ferber, health and other benefits under the Company’s plans for Mr. Ferber and his immediate family until the death of both Mr. Ferber and his spouse.  In addition, the Company will provide all other employee benefits typically offered to executive officers until the death of Mr. Ferber and his spouse.  The agreement further states that if, as a result of Mr. Ferber’s status as a consultant to the Company, he is ineligible to participate in any of the Company’s employee benefit plans, the payments made under this Benefit Agreement shall be increased to enable Mr. Ferber to procure (to the extent available) such benefits at no additional after tax cost to him.  In addition, the Benefit Agreement states that the Company will provide administrative support for Mr. Ferber as long as he serves as a member of the Company’s Board of Directors.

Stuart G. Moldaw.  In addition to compensation received as a non-employee Board member, Mr. Moldaw receives administrative support and an annual fee of $100,000 for his services as consultant to the Company.  During 2004 the Company also maintained a split dollar life insurance policy, with a face value of $3.5 million.  No premiums were paid on the policy during fiscal 2004, as it is fully funded, and the Company does not currently expect to make future premium payments.  The Company also pays the premiums for an executive medical insurance policy for Mr. Moldaw and his spouse.  (See also “Certain Transactions.”)

Compensation Committee Interlocks and Insider Participation

Mr. Orban and Mr. Bjorklund served on the Compensation Committee of the Board of Directors for the past fiscal year.  There are no interlocking relationships between officers of the Company and members of the Compensation Committee.

Employment Contracts, Termination of Employment and Change in Control Arrangements

Michael Balmuth. The Company and Michael Balmuth, Vice Chairman of the Board, President and Chief Executive Officer, entered into an employment agreement on May 31, 2001 that was most recently amended effective March 17, 2005.  The current term runs through January 29, 2009.  Upon notice from Mr. Balmuth at specified times, the Board will consider extending the term of the employment agreement for successive two-year periods.  The employment agreement provides that Mr. Balmuth will receive an annual salary of not less than $986,044.  In the event that (i) Mr. Balmuth’s employment involuntarily terminates due to disability; (ii) the Company terminates his employment without cause; or (iii) he resigns for good reason, Mr. Balmuth would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by Mr. Balmuth would become fully vested; and he would be entitled to certain restricted shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant.  In the event Mr. Balmuth resigns voluntarily, other than for good reason, or his employment is terminated for cause, he would be entitled to payment of salary through the termination date and any bonus that was fully earned prior to the termination date; vesting of stock options would cease as of the termination date; and any unvested restricted stock would be automatically reacquired by the Company.  In addition, the Company will provide at no cost to Mr. Balmuth and his spouse health and other benefits under the Company’s benefit plans until their respective deaths, contingent upon Mr. Balmuth remaining employed by the Company through January 29, 2009, unless his termination occurs due to disability, or is without good cause or for good reason.

In the event there is a change in control of the Company, the term of the employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement.  Mr. Balmuth would be entitled to continued payment of his then current salary and annual bonus.  In addition to these payments, Mr. Balmuth would receive $1,500,000 per year payable with his salary for two years after the effective date of the change in control (“Remaining Term”).  Further, all restricted stock held by Mr. Balmuth would become fully vested.  All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below.  If within one year following a change in control of the Company, Mr. Balmuth’s employment is terminated either by the Company without cause or he resigns for good reason, in addition to those compensation benefits listed above, Mr. Balmuth would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his then current salary plus (ii) the greater of the most recent bonus paid to him or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the term of his employment agreement.  Additionally, in both of the above situations, he would be reimbursed for any excise taxes he pays pursuant to Internal Revenue Code Section 4999.

James C. Peters.  The Company and James C. Peters, former President, Chief Operating Officer and a former member of the Board of Directors, entered into an employment agreement on August 14, 2000.  Mr. Peters’ employment was terminated under the agreement without cause effective February 7, 2005.  Pursuant to his agreement, Mr. Peters will receive continuation of his annual salary of $880,000 through July 31, 2006 as well as the amount of the annual bonuses he would have earned over the remaining term of the employment agreement, based on the target bonus he would have earned in the current year had he remained employed.  The post-termination bonus amount is limited to the lesser of the target bonus for the prior year and the target bonus for the current year.  In addition, his outstanding stock options immediately vest and remain exercisable for up to six months, and his restricted stock vests pro-rata through the date of his termination.

Lisa Panattoni.  The Company entered into an employment agreement with Lisa Panattoni, Senior Vice President and General Merchandise Manager, effective January 3, 2005, which extends through March 31, 2009.  The agreement provides that Ms. Panattoni will receive an annual salary of not less than $525,000, with an initial signing bonus of $1,500,000 paid within thirty days of her employment.  The agreement also provides for a guaranteed bonus of $500,000 for fiscal 2005 to be paid in March 2006.  In the event that (i) her employment involuntarily terminates due to disability; (ii) the Company terminates her employment without cause; or (iii) she resigns for good reason, she would be entitled to continued payment of her then current salary, including an annual bonus, through the remaining term of the employment agreement, and all stock options held by her would become fully vested.  She also would be entitled to certain restricted shares which would be vested pro rata as of the date of her termination based upon vesting in equal monthly installments from the date of grant.

Irene A. Jamieson.  The Company entered into an employment agreement with Irene A. Jamieson, Senior Vice President and General Merchandise Manager, on April 1, 2000.  The agreement was most recently amended effective May 1, 2004 and currently extends through March 31, 2006.  The agreement provides that Ms. Jamieson will receive an annual salary of not less than $466,500.  In addition, if Ms. Jamieson or the Company terminates the employment agreement after March 31, 2006, she will receive continued payment of her salary and bonus through March 31, 2007, with previously awarded restricted stock to vest as scheduled through March 31, 2007.  In such an event, Ms. Jamieson shall be relieved of her day-to-day duties but shall remain available for consultation through March 31, 2007.  In addition, if Ms. Jamieson remains employed with the Company through March 31, 2006, the Company has agreed to provide her with health benefits through March 31, 2011.  In the event that (i) her employment involuntarily terminates due to disability; (ii) the Company terminates her employment without cause; or (iii) she resigns for good reason, she would be entitled to continued payment of her then current salary, including an annual bonus, through the remaining term of the employment agreement, and all stock options held by her would become fully vested.  She also would be entitled to certain restricted shares which would be vested pro rata as of the date of her termination based upon vesting in equal monthly installments from the date of grant.

Michael K. Kobayashi.  The Company entered into an employment agreement with Michael K. Kobayashi, Senior Vice President and Chief Information Officer, effective December 16, 2004 with a term that extends through December 15, 2008.  The employment agreement provides that Mr. Kobayashi will receive an annual salary of not less than $500,000, with an initial signing bonus of $500,000 paid within thirty days of his employment.  The agreement also provides for a guaranteed bonus of $275,000 for fiscal 2005 to be paid in March 2006.  In the event that (i) Mr. Kobayashi’s employment involuntarily terminates due to disability; (ii) the Company terminates his employment without cause; or (iii) he resigns for good reason, he would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement, and all stock options held by him would become fully vested.  He also would be entitled to certain restricted shares which would be vested pro rata as of the date of his termination based upon vesting in equal monthly installments from the date of grant.

The employment agreements for Ms. Panattoni, Ms. Jamieson, and Mr. Kobayashi also provide that in the event there is a change in control of the Company, the term of the employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement.  The officer would be entitled to continued payment of his or her then current salary and annual bonus.  In addition to these payments, Ms. Panattoni and Ms. Jamieson would each receive $750,000 per year and Mr. Kobayashi would receive $500,040 per year, payable with his or her salary for two years after the effective date of the change in control (“Remaining Term”).  Further, all restricted stock held by these officers would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested as described below.  If within one year following a change in control of the Company, the officer’s employment is terminated either by the Company without cause or he or she resigns for good reason, the officer would be entitled to a lump sum payment equal to the product of (a) the sum of (i) his or her then current salary plus (ii) the greater of the most recent bonus paid to him or her or the target bonus for the fiscal year in which such termination occurs, and (b) the greater of two or the number of years remaining under the terms of his or her employment agreement.  In addition, the officer would be entitled to continuation of health and estate planning benefits for two years following his or her termination.  Additionally, in both of the above situations, the officer would be reimbursed for any excise taxes he or she pays pursuant to Internal Revenue Code Section 4999.

Participants in the Restricted Stock Plan and Option Plans.  Under the terms of the individual agreements for each participant in the Company’s Restricted Stock Plan and Option Plans, each employee, including executive officers, is entitled only to those shares vested as of the date of termination.  However, the Company’s Board of Directors generally has the discretion to accelerate vesting or change other terms of an outstanding agreement.  In the event of certain merger or acquisition transactions which result in a change in control of the  Company, any unvested shares of restricted stock automatically become vested shares, and the Company’s Board of Directors must either accelerate vesting of all outstanding stock options or arrange for the options to be assumed by the acquiring or successor corporation.

Certain Transactions

On August 11, 2000, the Company made an interest-free relocation loan of $2.5 million to Mr. Peters, secured by a deed of trust on his principal residence.  In February 2005, Mr. Peters resigned from the Company.  All outstanding principal under the loan is due and payable 120 days following termination of employment with the Company.  In the first quarter of fiscal 2005, the Company accrued approximately $2.3 million in expenses related to severance obligations in accordance with his employment agreement.

The Company maintains consulting and benefits agreements with Mr. Ferber, its Chairman of the Board.  The Company also maintains a consulting agreement with Mr. Moldaw, its Chairman Emeritus.  Further details are disclosed under “Compensation of Directors.”

The Company paid $1.6 million, $4.0 million, and $2.2 million for children’s apparel purchases at fair market value from The Gymboree Corporation in fiscal 2004, 2003, and 2002.  Stuart G. Moldaw, a director and Chairman Emeritus of the Company, is also a director and Chairman Emeritus of The Gymboree Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Company Common Stock.  The Company believes that during fiscal 2004, its executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements.

PROPOSAL 1
ELECT CLASS I DIRECTORS

If elected, each nominee will hold office for a three-year term or until his successor is elected and qualified unless he resigns or his office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the Company.  Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as the Nominating Committee may recommend in the place of such nominee(s).

Vote Required and Board of Directors’ Recommendation

The plurality of the votes cast by the holders of shares of common stock present or represented by proxy and voting at the Annual Meeting will determine the election of the directors.  Therefore, the three nominees receiving the highest number of votes will be elected.  Abstentions and broker non-votes will be counted as present in determining if a quorum is present but will not affect the election of directors.

The Board of Directors unanimously recommends that the stockholders vote FOR the three Class I nominees listed under
“Information Regarding Nominees and Incumbent Directors.”

PROPOSAL 2
RATIFY THE APPOINTMENT OF THE INDEPENDENT AUDITORS

The Company’s Audit Committee has appointed Deloitte & Touche LLP as the independent certified public accountants for the Company for the fiscal year ending January 28, 2006.  It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting is required for approval of this proposal.  Abstentions and broker non-votes each will be counted as present in determining if a quorum is present, but will not be counted as having been voted on this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR approval of the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent certified public accountants for the fiscal year ending January 28, 2006.

PROXY SOLICITATION

The cost of distribution of materials and solicitation of proxies will be borne by the Company. The Company has retained D. F. King & Co., Inc. to assist in the distribution of materials and in soliciting proxies by mail, telephone and personal interview for a fee of approximately $5,000 plus expenses.  Management may use the services of its directors, officers and others to solicit proxies, personally or by telephone.  Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as set forth above.  If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of stockholders intended to be presented at the next Annual Meeting of stockholders of the Company (1) must be received by the Company at its offices at 4440 Rosewood Drive, Pleasanton, California 94588-3050 no later than December 19, 2005 and (2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s Proxy Statement for that meeting.

By Order of the Board of Directors,

John G. Call
Corporate Secretary

Dated:  April 18, 2005

PROXY

ROSS STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Michael Balmuth and John G. Call, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc., to be held on May 19, 2005 at 1:00 p.m. PDT, at the Company’s corporate office located at 4440 Rosewood Drive, Pleasanton, California 94588-3050, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

          WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR ALL NOMINEES AND FOR EACH OF THE PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

YOUR VOTE IS IMPORTANT TO THE COMPANY

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING NOMINEES AND PROPOSALS:

Please mark
your votes as	☒
indicated in
this example

	FOR	WITHHOLD
	all nominees listed	AUTHORITY
	(except as marked	to vote for all
	to the contrary)	nominees listed

Proposal 1. To elect three Class I
Directors for a three-year term as
proposed in the accompanying Proxy Statement.	☐	☐

Stuart G. Moldaw	George P. Orban	Donald H. Seiler

INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

Proposal 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent certified public accountants for the fiscal year ending January 28, 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

And to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The undersigned hereby acknowledges receipt of:  (a) Notice of Annual Meeting of Stockholders dated April 18, 2005; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the fiscal year ended January 29, 2005 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

Signature(s) ____________________________________________________________ Dated______________, 2005

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President or the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.

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